Exhibit 99.1

D&E COMMUNICATIONS, INC.	CONTACT:
FOR IMMEDIATE RELEASE	Thomas E. Morell
AUGUST 11, 2008	Sr. Vice President, Chief Financial Officer,
Secretary and Treasurer
(717) 738-8315

D&E COMMUNICATIONS REPORTS SECOND QUARTER 2008 RESULTS

•	Second quarter net loss of $11.9 million; adjusted to $2.5 million in net income excluding impairment charge and other items impacting comparability.

•	Non-cash impairment charge of $26.2 million ($15.3 million after tax) recorded in the second quarter.

•	Systems Integration records operating income during the quarter.

EPHRATA, PENNSYLVANIA (August 11, 2008) – D&E Communications, Inc. (“D&E” or the “Company”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the results of its operations for the second quarter ended June 30, 2008.

The Company reported total operating revenue of $37.5 million for the second quarter of 2008, compared to $37.2 million in the second quarter of 2007. The revenue increase of $0.3 million for the second quarter of 2008 was the result of an increase in Wireline segment revenue of $0.3 million.

As a result of the completion of the Company’s annual test for impairment of goodwill and intangible assets as of April 30, 2008, the Company recognized a non-cash intangible asset impairment charge of $26.2 million ($15.3 million, or $1.06 per share, after tax) relating to its Wireline franchise intangible assets. The second quarter 2008 results were positively affected by a decrease in depreciation expense in the Wireline segment of $1.4 million ($0.9 million, or $0.07 per share, after tax) primarily due to revisions in the estimated useful lives of certain fixed assets effective July 2007, in addition to certain fixed assets becoming fully depreciated in the first and second quarters of 2007.

Primarily as a result of the items described above, the Company reported a net loss of $11.9 million, or $0.82 per share, compared to net income of $2.3 million, or $0.16 per share, for the same period last year and an operating loss for the second quarter of 2008 of $18.1 million, compared to operating income of $6.5 million in the second quarter of 2007. Net income before the items described above was $2.5 million, or $0.17 per share, for the second quarter of 2008 compared to $2.3 million, or $0.16 per share for second quarter of 2007.

For the six months ended June 30, 2008, the Company reported a net loss of $6.8 million, or $0.47 per share, compared to net income of $4.9 million, or $0.34 per share, for the same period last year. Operating loss for the six months ended June 30, 2008 was $10.0 million, compared to operating income of $12.0 million in the six months ended June 30, 2007. The Company reported total operating revenue of $75.3 million for the six months ended June 30, 2008, compared to $75.6 million for the same period last year.

Included in the 2008 six-month results was the non-cash intangible asset impairment on the Wireline franchise intangible assets described above. The 2008 six-month results were also affected by income of $2.9 million ($1.7 million, or $0.12 per common share, after tax) from the termination of a lease guarantee and a decrease in depreciation expense in the Wireline segment of $3.0 million ($2.0 million, or $0.13 per share, after tax) primarily due to revisions in the estimated useful lives of certain fixed assets effective July 2007, in addition to certain fixed assets becoming fully depreciated in the first and second quarters of 2007. Included in the 2007 results was a gain of $0.6 million ($0.6 million, or $0.04 per share, after tax) from life insurance proceeds. Net income before the items described above was $4.8 million, or $0.34 per share, for the six months ended June 30, 2008, compared to $4.3 million, or $0.30 per share, for the six months ended June 30, 2007.

“The non-cash intangible asset charge that we recognized this quarter stems from the 2002 acquisition of Conestoga Enterprises, Inc., including two of its rural local exchange carriers, Conestoga Telephone and Buffalo Valley Telephone”, stated James W. Morozzi, D&E’s President and Chief Executive Officer. “A portion of the purchase price was allocated at that time to the indefinite-lived franchise intangible asset. This asset reflects the value of estimated future cash flows from providing communication services to customers who move into these territories subsequent to the acquisition. Based on our most recent estimates of the regulated future cash flows from these customers, we have determined that the value of the franchise intangible asset needed to be reduced. This is a non-cash charge and has no impact on our cash flow generated from operations. Excluding the franchise intangible asset charge and the reduction to Wireline depreciation expense, net income for the quarter increased approximately 7% over the second quarter of 2007. D&E remains focused on broadband, On-Net CLEC business, and improvement in Systems Integration performance.”

Morozzi also stated that “Systems Integration continues on its improvement path. Operating income for the quarter was $8,000 compared to an operating loss of approximately $0.4 million in the second quarter of 2007. The fact that Systems Integration posted a quarter of operating income, even though it was a modest amount, demonstrates that the steps we’ve taken and the focus on execution in this segment are having a positive impact. The $1.2 million improvement in operating income for the six months year-to-date in fiscal year 2008 compared to the same period in 2007 is further proof of their impact.”

Summary Statistics

	June 30, 2008	June 30, 2007	Change	% Change
RLEC access lines	122,461	127,278	(4,817)	(3.8)%
CLEC access lines	46,462	44,891	1,571	3.5%
DSL/High-speed Internet Subscribers	39,888	34,078	5,810	17.0%
Dial-up Internet subscribers	2,683	4,425	(1,742)	(39.4)%
Video subscribers	7,425	6,765	660	9.8%
Web-hosting customers	1,002	989	13	1.3%

Total customer connections	219,921	218,426	1,495	0.7%

On a segment by segment basis, the Company reported the following information:

Wireline

Second quarter 2008 revenues from the Wireline segment were $36.2 million, compared to $35.9 million for the second quarter 2007. The increase was due in large part to additional DSL/High-speed Internet revenue of $0.6 million because of subscriber growth and a $0.3 million increase in cabling installation revenue, partially offset by a $0.5 million reduction in network access primarily due to lower National Exchange Carrier Association (NECA) settlements.

Wireline operating expenses for the second quarter of 2008 were $53.9 million, compared to $28.7 million during the same period last year, with the increase caused primarily by the non-cash intangible asset impairment charge of $26.2 million described above. Network access expense increased $0.2 million due to a higher rate per minute of use and increased minutes of use. Depreciation expense decreased approximately $1.4 million due to July 2007 revisions in the estimated useful lives of certain fixed assets to update composite depreciation rates for regulated telephone property and certain fixed assets becoming fully depreciated in the first and second quarters of 2007, partially offset by the depreciation expense on fixed assets placed in service in the current year. Operating income (loss) was a loss of $17.7 million for the second quarter of 2008 and income of $7.1 million for the second quarter of 2007.

The Company completed its annual impairment evaluation of goodwill and intangible assets as of April 30, 2008. In evaluating impairment, we estimate the sum of the expected future cash flows derived from such goodwill and intangible assets. A decline in the estimated future regulated cash flows of the Company’s Conestoga and Buffalo Valley RLECs indicated that the estimated fair value of the franchise intangible assets described below was less than their carrying amount. We therefore recognized a non-cash impairment charge of $26.2 million to reduce the carrying amount of these assets to their estimated fair value. The reduction in the estimated future regulated cash flows is the result of management’s most recent estimates of reductions in access lines, and corresponding reductions in minutes of use, long distance revenues and network access revenues that are associated with access lines. The annual impairment evaluation did not indicate an impairment of goodwill.

Systems Integration

System Integration revenues for the quarter were $0.9 million, compared to $1.0 million for the same period last year. The primary reason for the decrease was a decline in product sales.

Second quarter 2008 operating expenses were $0.9 million, compared to $1.4 million in the second quarter of 2007. Labor and benefits declined $0.4 million mainly due to a reduction in the number of employees and cost of products sold decreased $0.1 million due to the decline in product sales. Systems Integration recorded operating income of $8,000 for the second quarter of 2008, eliminating the $0.4 million operating loss in the second quarter of 2007.

Conference Call

The Company will host a conference call and live webcast Tuesday, August 12, 2008 at 11:00 a.m. Eastern Time. Parties in the United States and Canada can call 877-440-5784 to access the conference call. Parties outside the United States and Canada can access the call at 719-325-4883. The live webcast of the conference call will be accessible from the “Investors” section of the Company’s website (www.decommunications.com). The webcast will be archived for a period of 90 days.

About D&E Communications

D&E is a leading integrated communications provider offering high-speed data, Internet access, local and long distance telephone, business continuity services, co-location facilities, data and professional IT services, network monitoring, security solutions and video services. Based in Lancaster County, D&E has been serving communities in central and eastern Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and the historical losses of the Systems Integration segment and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007
OPERATING REVENUES
Communication service revenues	$36,070	$35,913	$72,683	$72,867
Communication products sold	742	536	1,201	1,160
Other	737	752	1,462	1,538

Total operating revenues	37,549	37,201	75,346	75,565

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	12,296	12,045	24,552	25,138
Cost of communication products sold	605	426	977	940
Depreciation and amortization	7,768	9,210	15,616	18,718
Marketing and customer services	3,494	3,517	7,034	6,884
General and administrative services	5,275	5,477	10,934	11,853
Intangible asset impairment	26,200	—	26,200	—

Total operating expenses	55,638	30,675	85,313	63,533

Operating income (loss)	(18,089)	6,526	(9,967)	12,032

OTHER INCOME (EXPENSE)
Interest expense, net of interest capitalized	(2,951)	(3,718)	(6,300)	(7,454)
Other, net	115	400	3,533	2,116

Total other income (expense)	(2,836)	(3,318)	(2,767)	(5,338)

Income (loss) before income taxes and dividends on utility preferred stock	(20,925)	3,208	(12,734)	6,694
INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK
Income taxes (benefit)	(9,000)	905	(5,957)	1,765
Dividends on utility preferred stock	17	17	33	33

Total income taxes and dividends on utility preferred stock	(8,983)	922	(5,924)	1,798

NET INCOME (LOSS)	$(11,942)	$2,286	$(6,810)	$4,896

Weighted average common shares outstanding (basic)	14,481	14,413	14,472	14,406
Weighted average common shares outstanding (diluted)	14,481	14,534	14,472	14,511
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Earnings (loss) per common share	$(0.82)	$0.16	$(0.47)	$0.34

Dividends per common share	$0.12	$0.12	$0.25	$0.25

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,807	$17,845
Accounts and notes receivable, net of reserves of $367 and $500	14,105	14,688
Inventories	2,627	2,666
Prepaid expenses	7,353	2,887
Other	2,025	2,520

TOTAL CURRENT ASSETS	36,917	40,606

PROPERTY, PLANT AND EQUIPMENT
In service	404,769	396,659
Under construction	8,747	6,648

	413,516	403,307
Less accumulated depreciation	249,129	237,243

	164,387	166,064

OTHER ASSETS
Goodwill	137,609	137,623
Intangible assets, net of accumulated amortization	119,525	148,376
Other	8,615	8,512

	265,749	294,511

TOTAL ASSETS	$467,053	$501,181

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$7,073	$7,071
Accounts payable and accrued liabilities	11,311	17,188
Accrued taxes	219	1,093
Accrued interest and dividends	1,002	816
Advance billings, customer deposits and other	5,081	4,709

TOTAL CURRENT LIABILITIES	24,686	30,877

LONG-TERM DEBT	182,592	186,879

OTHER LIABILITIES
Deferred income taxes	60,961	70,977
Defined benefit plans	13,503	15,465
Other	5,661	7,663

	80,125	94,105

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20,000 shares, outstanding 14 shares	1,446	1,446

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares-100,000; issued shares-16,161 at June 30, 2008 and 16,092 at December 31, 2007; outstanding shares-14,494 at June 30, 2008 and 14,425 at December 31, 2007	2,586	2,575
Additional paid-in capital	164,088	163,560
Accumulated other comprehensive loss	(6,977)	(7,216)
Retained earnings	37,699	48,147
Treasury stock at cost, 1,667 shares at June 30, 2008 and December 31, 2007	(19,192)	(19,192)

	178,204	187,874

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$467,053	$501,181

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(6,810)	$4,896
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	15,616	18,718
Bad debt expense	203	318
Deferred income taxes	(9,852)	(3,005)
Gain from cash recovery of note receivable	—	(300)
Gain from life insurance proceeds	—	(588)
Stock-based compensation expense	245	199
Gain on retirement of property, plant and equipment	(41)	(86)
Intangible asset impairment	26,200	—
Termination of lease guarantee	(2,904)	—
Note receivable reserve	200	—
Changes in operating assets and liabilities:
Accounts receivable	380	466
Inventories	39	15
Prepaid expenses	(4,435)	(3,287)
Accounts payable and accrued liabilities	(3,048)	319
Accrued taxes and accrued interest	(688)	(209)
Advance billings, customer deposits and other	373	419
Defined benefit plans	(1,454)	(1,279)
Other, net	(281)	307

Net Cash Provided by Operating Activities	13,743	16,903

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(13,576)	(12,313)
Proceeds from sales of property, plant and equipment	409	357
Collection of note receivable	49	679
Proceeds from sale of short-term investments	—	9,946
Purchase of short-term investments	—	(3,187)
Life insurance proceeds	—	1,000
Acquisition of customer list intangible asset	—	(606)

Net Cash Used In Investing Activities	(13,118)	(4,124)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(3,475)	(3,426)
Payments on long-term debt	(4,285)	(6,033)
Proceeds from issuance of common stock and stock options exercised	60	159
Excess tax benefits from stock compensation plans	37	15
Purchase of treasury stock	—	(48)

Net Cash Used In Financing Activities	(7,663)	(9,333)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(7,038)	3,446
CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	17,845	3,101

END OF PERIOD	$10,807	$6,547